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News: For immediate release

AUTOZONE Q2 EPS EXPECTED TO INCREASE APPROXIMATELY 33-36%
ANNOUNCES INCREASED SHARE REPURCHASE AUTHORIZATION
AUTOZONE WINS ANTITRUST LAWSUIT

Memphis, Tenn. (January 29, 2003) -- AutoZone, Inc. (NYSE symbol: AZO), today announced that based on quarter-to-date operating results, the company projects earnings of approximately $.77 to $.79 per share for its second quarter ending February 15, 2003, compared to $.58 per share in the second quarter of fiscal 2002, for an increase of approximately 33-36%. These expectations are based on total same store sales growth of 1% to 2%, with retail same store sales of about (1%) for the second quarter of fiscal 2003.  This quarter is cycling the peak of same store sales growth last year of 12%.

Additionally, AutoZone, Inc. today announced that its Board of Directors authorized the repurchase of an additional $500 million of the company's common stock, in connection with the ongoing share repurchase program.  The company has almost completed the repurchase of the $300 million in common stock authorized in July 2002.

Finally, AutoZone announced today that it was victorious in defending its antitrust lawsuit.  The suit had been brought by the so-called "Coalition for a Level Playing Field," a group of automotive aftermarket warehouse distributors and jobbers, who alleged that AutoZone received prices from product manufacturers in violation of the Robinson-Patman Act.  The unanimous federal court jury's action indicates that AutoZone acted in accordance with the law.

As of November 23, 2002, AutoZone sells auto and light truck parts, chemicals and accessories through 3,098 AutoZone stores in 44 states plus the District of Columbia in the U.S. and 40 AutoZone stores in Mexico and also sells the ALLDATA brand automotive diagnostic and repair software.  On the web, AutoZone sells diagnostic and repair information through www.alldatadiy.com, and auto and light truck parts through www.autozone.com.

Certain statements contained in this press release are forward-looking statements.  These statements discuss, among other things, estimates of financial results, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including, without limitation, accuracy of estimates, competition, product demand, the economy, inflation, gasoline prices, consumer debt levels, war and the prospect of war, including terrorist activity, and availability of commercial transportation.  Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of AutoZone's Form 10-K for the fiscal year ended August 31, 2002, for more information related to those risks.  AutoZone undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

AutoZone expects to release final results for the quarter on March 4, 2003, followed by a conference call.

Contact Information:

Media:   Ray Pohlman at 901 495-7962, ray.pohlman@autozone.com

Financial: Brian Campbell at 901 495-7005, brian.campbell@autozone.com